Exhibit 99.1

Michael Narikawa
EACO Corporation
(714) 876-2490	April 2, 2026

EACO CORPORATION REPORTS RECORD 2nd QUARTER NET SALES AND

ALL-TIME RECORD QUARTERLY NET INCOME

ANAHEIM, CALIFORNIA April 2, 2026 – EACO Corporation (OTCID:EACO) announced the results for its quarter ended February 28, 2026.

Net sales, net income and earnings per share were as follows for the quarter ended February 28, 2026 (dollars in thousands, except per share information):

	Three Months Ended February 28,		%
	2026	2025	Change
	(unaudited)	(unaudited)
Net sales	$117,836	$100,132	17.7%
Net income	$9,797	$6,763	44.9%
Basic earnings per common share	$2.01	$1.39	44.6%

The Company had 482 sales personnel and sales management at February 28, 2026, an increase of 42 or 9.5% from the prior year quarter. The Company’s sales force is divided into sales focus teams (SFT’s). The Company had 122 SFT’s as of February 28, 2026, an increase of 8 from the prior year quarter. Management anticipates continued growth in both our headcount and SFT’s in fiscal year 2026. The Company believes it continues to gain market share through its local presence business model.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955, as amended. These forward-looking statements include, without limitation, statements related to our headcount expansion, growth in market share, and other statement that is not historical information. These forward-looking statements are based on our current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, our ability to hire and retain additional qualified employees, our ability to open additional sales offices, and to gain market acceptance for our products, the pricing and availability of our products, the success of our sales and marketing programs, the impact of products offered by our competitors from time to time, and as well as uncertainty pertaining to international tariffs and the conflicts within Southwest Asia. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in EACO’s most recent Form 10-K and all subsequent Form 10-Q reports filed by us with the SEC. The forward-looking statements included in this release speak only as of the date hereof, and EACO does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

EACO Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share information)

(unaudited)

	February 28,	August 31,
	2026	2025*
ASSETS
Current Assets:
Cash and cash equivalents	$5,140	$728
Restricted cash	10	10
Trade accounts receivable, net	64,692	65,863
Inventory, net	91,327	83,980
Marketable securities, trading	24,929	30,375
Prepaid expenses and other current assets	6,060	5,009
Total current assets	192,158	185,965
Non-current Assets:
Property, equipment and leasehold improvements, net	35,466	34,670
Operating lease right-of-use assets	8,574	6,814
Other assets, net	2,859	2,704
Total assets	$239,057	$230,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$37,092	$33,179
Accrued expenses and other current liabilities	13,772	29,762
Current portion of long-term debt	137	135
Current portion of operating lease liabilities	3,289	2,843
Total current liabilities	54,291	65,919
Non-current Liabilities:
Long-term debt	4,010	4,079
Operating lease liabilities	5,769	4,305
Total liabilities	64,070	74,303
Commitments and Contingencies Note 8
Shareholders’ Equity:
Convertible preferred stock, $0.01 par value per share; 10,000,000 shares authorized; 36,000 shares outstanding (liquidation value $900)	1	1
Common stock, $0.01 par value per share; 8,000,000 shares authorized; 4,861,590 shares outstanding	49	49
Additional paid-in capital	12,378	12,378
Accumulated other comprehensive income	132	74
Retained earnings	162,427	143,348
Total shareholders’ equity	174,987	155,850
Total liabilities and shareholders’ equity	$239,057	$230,153

* Derived from the Company’s audited financial statements included in its Form 10-K for the year ended August 31, 2025 filed with the U.S. Securities and Exchange Commission on November 20, 2025.

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except for share and per share information)

(unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2026	2025	2026	2025
Net sales	$117,836	$100,132	$228,789	$194,052
Cost of sales	81,609	70,624	158,207	136,763
Gross margin	36,227	29,508	70,582	57,289
Operating expenses:
Selling, general and administrative expenses	23,439	20,414	45,285	39,352
Income from operations	12,788	9,094	25,297	17,937
Other income (expense):
Net gain (loss) on trading securities	416	30	459	484
Interest and other (expense)	(46)	(49)	(83)	(97)
Other (expense) income, net	370	(19)	376	387
Income before income taxes	13,158	9,075	25,673	18,324
Provision for income taxes	3,361	2,312	6,556	4,673
Net income	9,797	6,763	19,117	13,651
Cumulative preferred stock dividend	(19)	(19)	(38)	(38)
Net income attributable to common shareholders	$9,778	$6,744	$19,079	$13,613
Basic earnings per share:	$2.01	$1.39	$3.92	$2.80
Basic weighted average common shares outstanding	4,861,590	4,861,590	4,861,590	4,861,590
Diluted earnings per share:	$2.00	$1.38	$3.90	$2.79
Diluted weighted average common shares outstanding	4,901,590	4,901,590	4,901,590	4,901,590

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	February 28,
	2026	2025
Operating activities:
Net income	$19,117	$13,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	870	858
Bad debt expense	261	144
Deferred tax provision	(27)	(28)
Net unrealized loss (gain) on trading securities	18	(100)
Increase (decrease) in cash from changes in		–
Trade accounts receivable	910	(1,615)
Inventory	(7,347)	(9,775)
Prepaid expenses and other assets	(1,179)	(778)
Operating lease right-of-use assets	(1,760)	290
Trade accounts payable	4,107	5,881
Accrued expenses and other current liabilities	(15,990)	(9,365)
Right of use liabilities	1,910	(226)
Net cash (used in) provided by operating activities	890	(1,063)
Investing activities:
Additions to property, equipment, and leasehold improvements	(1,666)	(326)
Sale (purchase) of marketable securities, trading	5,428	(233)
Net cash used in investing activities	3,762	(559)
Financing activities:
Borrowing on revolving credit facility
Payments on long-term debt	(66)	(63)
Preferred stock dividend	(38)	(38)
Bank overdraft	(194)	1,518
Net cash provided by financing activities	(298)	1,417
Effect of foreign currency exchange rate changes on cash and cash equivalents	(58)	(139)
Net (decrease) in cash, cash equivalents, and restricted cash	4,412	(344)
Cash, cash equivalents, and restricted cash - beginning of period	738	853
Cash, cash equivalents, and restricted cash - end of period	$5,150	$509
Supplemental disclosures of cash flow information:
Cash paid for interest	$83	$97
Cash paid for income taxes	$11,302	$9,213